Exhibit 99

Journal Communications Reports First Quarter 2010 Results

MILWAUKEE--(BUSINESS WIRE)--April 20, 2010--Journal Communications, Inc. (NYSE:JRN) today announced results for its first quarter ended March 28, 2010.

“We generated a significant increase in operating earnings in the first quarter despite a decline in publishing and printing services revenue,” said Steve Smith, Chairman and Chief Executive Officer of Journal Communications. “Ongoing discipline in expense management and aggressive action throughout the last year has substantially driven down our overall cost platform. In addition, the high operating leverage of the broadcast segment has allowed much of our increase in revenue to drop directly to operating earnings, further improving our financial results.

“We also reduced debt by another $16.7 million this quarter following a $63 million reduction in 2009, continuing our financial discipline and enhancing our financial flexibility.

“Even with improved revenue expected in our broadcast segment in the second quarter of 2010, we expect overall company revenue in the second quarter to lag the prior year period with challenges in publishing advertising and printing services revenue. However, our results will benefit from our lower cost structure and we intend to execute our local market business strategy in order to position Journal for a return to top-line growth.”

First Quarter 2010 Results

Note that unless otherwise indicated, all comparisons are to the first quarter ended March 29, 2009. In February 2010, the sales of certain PrimeNet operations were completed. PrimeNet has been reported as a discontinued operation in this earnings release for both periods.

In addition, the company has adopted FASB guidance which promulgates new guidance for consolidating variable interest entities (VIEs). The impact of adopting this new standard is not reflected in this earnings release; however, management does not believe the effects of adoption will have a material impact on our consolidated financial position or results of operations. The company’s consolidated financial statements contained in its Quarterly Report for the first quarter ended March 28, 2010 on Form 10-Q will include the required presentation and disclosures required by this guidance.

For the first quarter, revenue from continuing operations of $98.5 million decreased 3.0% compared to $101.5 million. Operating earnings of $10.1 million are compared to an operating loss of $0.4 million. The loss from discontinued operations of $0.4 million is compared to a loss of $0.1 million. Net earnings were $5.3 million compared to $0.1 million.

In the first quarter 2010, basic and diluted net earnings per share of class A and B common stock were $0.09 for both. This compared to basic and diluted net loss per share of $0.01 for both in 2009. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.10 for both. This compared to basic and diluted loss per share from continuing operations of $0.01 for both in 2009. Basic and diluted loss per share of class A and B common stock from discontinued operations were $0.01 for both in 2010.

The operating margin was 10.2% for the first quarter of 2010 compared to a negative 0.4% margin last year. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and if any, non-cash impairment charges) was $16.8 million compared to $6.7 million, an increase of 152.8%.

Consolidated and Segment Results

With the reporting of PrimeNet as a discontinued operation, the previously reported “Other” segment has been changed to “Corporate” and now reflects unallocated costs primarily related to corporate executive management and corporate governance. The prior year period has been revised to conform to this change.

The following table presents our revenue and operating earnings (loss) by segment for the first quarters of 2010 and 2009.

	1Q 2010	1Q 2009	% Change
Revenue:
Publishing	$44.6	$48.1	(7.4)
Broadcasting	42.6	39.2	8.6
Printing services	11.6	14.3	(18.6)
Corporate eliminations	(0.3)	(0.1)	(138.4)
Total Revenue	$98.5	$101.5	(3.0)

Operating earnings (loss):
Publishing	$3.4	$(0.6)	N/A
Broadcasting	7.7	1.7	348.5
Printing services	0.6	0.3	129.1
Corporate	(1.6)	(1.8)	8.8
Total operating earnings (loss)	$10.1	$(0.4)	N/A

Overall, total operating expenses of $88.4 million decreased 13.2% compared to $101.9 million, primarily driven by workforce reductions and permanent cost saving initiatives implemented in 2009 and reduced expenses related to revenue declines.

Publishing

For the first quarter, publishing revenue decreased 7.4% to $44.6 million compared to $48.1 million, largely due to continued decreases in all advertising categories offset by an increase in commercial print revenue. Operating earnings from publishing were $3.4 million compared to an operating loss of $0.6 million. Total newsprint and paper expense in publishing was $3.9 million compared to $5.2 million, a 25.7% decrease primarily due to a reduction in the price per ton of newsprint.

Revenue at the daily newspaper for the first quarter decreased 5.3% to $37.5 million compared to $39.6 million. Classified advertising revenue decreased 13.7% largely due to decreases in the employment, real estate and other advertising categories. Retail advertising revenue decreased 9.0%. Interactive advertising revenue at the daily newspaper increased 20.1% to $2.3 million compared to $2.0 million, primarily due to an increase in retail sponsorships. Operating earnings from the daily newspaper were $3.5 million compared to an operating loss of $0.1 million. Daily newspaper operating expenses were down 14.4%, primarily due to the reduction in employee related costs and newsprint expense, other cost reduction initiatives and reduced expenses related to revenue declines.

Community newspapers and shoppers revenue for the first quarter decreased 17.3% to $7.0 million compared to $8.5 million. The decrease was primarily due to declines in real estate and automotive retail and classified advertising revenue. The operating loss from community newspapers and shoppers was $0.1 million compared to a loss of $0.5 million. Operating expenses were down 20.7%, primarily due to cost savings from previous workforce reductions and production efficiency initiatives, a decrease in newsprint expense and reduced expenses related to revenue declines.

Broadcasting

For the first quarter, broadcasting revenue increased 8.6% to $42.6 million compared to $39.2 million. Local advertising revenue increased 0.6% and national advertising revenue decreased 2.3%. Olympic revenue was $2.2 million. Total broadcast political and issue advertising revenue was $0.7 million compared to $0.1 million. Retransmission revenue was $1.6 million compared to $1.3 million. Broadcasting operating earnings were $7.7 million compared to $1.7 million.

Revenue from television stations for the first quarter increased 9.4% to $28.4 million compared to $26.0 million. Television political and issue advertising revenue was $0.7 million in 2010. Operating earnings were $5.1 million compared to $0.6 million. Television operating expenses (including KNIN-TV acquired in April 2009) were down 8.2% compared to last year due to the reduction in employee related costs and other cost reduction initiatives implemented in 2009.

For the first quarter, revenue from radio stations increased 7.1% to $14.2 million from $13.2 million. Radio political and issue advertising revenue was $0.1 million in 2010 and 2009. Operating earnings from radio stations were $2.6 million compared to $1.1 million. Radio operating expenses decreased 4.3% due to the reduction in employee related costs and other cost saving initiatives.

Printing Services

For the first quarter, revenue from printing services decreased 18.6% to $11.6 million compared to $14.3 million due to continued weakness in the printing industry and the anticipated reduction in revenue from certain printing customers. Operating earnings were $0.6 million compared to $0.3 million, an increase of 129.1%, which was primarily due to the employee, operating and production related cost reduction initiatives partially offset by the reduction in revenue.

Corporate

For the first quarter, revenue eliminations were $0.3 million compared to $0.1 million. The operating loss was $1.6 million compared to $1.8 million.

Discontinued Operations

For the first quarter, the loss from the discontinued operations of PrimeNet Marketing Services was $0.4 million compared to $0.1 million.

Non-Operating Items

For the first quarter, other expense, which primarily consists of interest expense, was $0.6 million compared to $0.8 million. Interest expense decreased due to a decline in both the average borrowings during the quarter and the interest rate on our borrowings.

The first quarter effective tax rate was 40.1% compared to an effective tax benefit primarily related to the settlement reached last year on an income and franchise tax audit assessment issued by the Wisconsin Department of Revenue.

Debt and Cash Flows

At quarter end, our debt of $134.7 million represented 1.95 times the trailing four quarters of EBITDA. During the quarter, debt was reduced by $16.7 million. Cash from operating activities was $17.5 million compared to $17.6 million which included income tax refunds of $4.9 million. Capital expenditures were $2.0 million compared to $2.2 million.

Second Quarter 2010 Outlook

For the second quarter of 2010, we anticipate that publishing and printing services segment revenues will be down compared to the prior year period reflecting continued challenges with publishing advertising revenue and printing volumes. Broadcasting segment revenues are expected to be up compared to the prior year period helped by local, national and political television advertising.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0890 (domestic) or (617) 213-4857 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 65854780. A live webcast of the first quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through May 4, 2010. Replays of the conference call will be available April 20 through May 4, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 61854636. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	First Quarter (A)
	2010	2009	% Change

Revenue:
Publishing	$44,552	$48,124	(7.4)
Broadcasting	42,605	39,215	8.6
Printing services	11,635	14,295	(18.6)
Corporate eliminations	(267)	(112)	(138.4)
Total revenue	98,525	101,522	(3.0)

Operating costs and expenses:
Publishing	28,947	34,816	(16.9)
Broadcasting	21,596	23,501	(8.1)
Printing services	9,604	12,427	(22.7)
Corporate eliminations	(267)	(114)	(134.2)
Total operating costs and expenses	59,880	70,630	(15.2)

Selling and administrative expenses	28,559	31,298	(8.8)
Total operating costs and expenses
and selling and administrative
expenses	88,439	101,928	(13.2)

Operating earnings (loss)	10,086	(406)	N/A

Other income and (expense):
Interest income	8	--
Interest expense	(563)	(812)
Total other income and (expense)	(555)	(812)	(31.7)

Earnings from continuing operations before income taxes	9,531	(1,218)	N/A

Provision (benefit) for income taxes	3,823	(1,479)	N/A

Earnings from continuing operations	5,708	261	2,087.0

Loss from discontinued operations, net of tax	(405)	(140)	N/A

Net earnings	$5,303	$121	4,282.6

Weighted average number of shares-Class A and B common stock:
Basic	50,533,055	50,272,054
Diluted	50,533,055	50,272,054

Weighted average number of shares-Class C common stock	3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$0.10	$(0.01)
Discontinued operations	(0.01)	--
Net earnings (loss)	$0.09	$(0.01)

Diluted - Class A and B common stock:
Continuing operations	$0.10	$(0.01)
Discontinued operations	(0.01)	--
Net earnings (loss)	$0.09	$(0.01)

Basic and diluted - Class C common stock:
Continuing operations	$0.24	$0.14
Discontinued operations	(0.01)	--
Net earnings	$0.23	$0.14

(A) 2010 first quarter: December 28, 2009 to March 28, 2010.
2009 first quarter: December 29, 2008 to March 29, 2009.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	First Quarter (A)
	2010	2009	% Change
Revenue
Publishing	$44,552	$48,124	(7.4)
Broadcasting	42,605	39,215	8.6
Printing services	11,635	14,295	(18.6)
Corporate eliminations	(267)	(112)	(138.4)
	$98,525	$101,522	(3.0)

Operating earnings (loss)
Publishing	$3,389	$(612)	N/A
Broadcasting	7,719	1,721	348.5
Printing services	598	261	129.1
Corporate	(1,620)	(1,776)	8.8
	$10,086	$(406)	N/A

Depreciation and amortization
Publishing	$2,898	$3,052	(5.0)
Broadcasting	3,204	3,355	(4.5)
Printing services	539	528	2.1
Corporate	122	135	(9.6)
	$6,763	$7,070	(4.3)

(A) 2010 first quarter: December 28, 2009 to March 28, 2010.
2009 first quarter: December 29, 2008 to March 29, 2009.

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	First Quarter of 2010 (A)			First Quarter of 2009 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$13,789	$4,791	$18,580	$15,150	$5,869	$21,019	(9.0)	(18.4)	(11.6)
Classified	4,913	1,008	5,921	5,696	1,160	6,856	(13.7)	(13.1)	(13.6)
National	1,220	--	1,220	1,392	--	1,392	(12.4)	N/A	(12.4)
Direct Marketing	55	--	55	337	--	337	(83.7)	N/A	(83.7)
Other	--	59	59	--	83	83	N/A	(28.9)	(28.9)
Total advertising revenue	19,977	5,858	25,835	22,575	7,112	29,687	(11.5)	(17.6)	(13.0)
Circulation revenue	12,558	456	13,014	12,571	500	13,071	(0.1)	(8.8)	(0.4)
Other revenue	4,988	715	5,703	4,482	884	5,366	11.3	(19.1)	6.3
Total revenue	$37,523	$7,029	$44,552	$39,628	$8,496	$48,124	(5.3)	(17.3)	(7.4)

Operating earnings	$3,512	$(123)	$3,389	$(87)	$(525)	$(612)	N/A	N/A	N/A

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$28,428	$14,177	$42,605	$25,984	$13,231	$39,215	9.4	7.1	8.6

Operating earnings (loss)	$5,147	$2,572	$7,719	$613	$1,108	$1,721	739.6	132.1	348.5

(A) 2010 first quarter: December 28, 2009 to March 28, 2010.
(B) 2009 first quarter: December 29, 2008 to March 29, 2009

NOTE:
Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated EBITDA (unaudited)
(dollars in thousands)

	First Quarter (A)
	2010	2009

Net earnings (loss)	$5,303	$121
Loss from discontinued operations, net	405	140
Provision (benefit) for income taxes	3,823	(1,479)
Total other expense, net	555	812
Depreciation	6,271	6,579
Amortization	492	491
EBITDA	$16,849	$6,664

(A) 2010 first quarter: December 28, 2009 to March 28, 2010.
2009 first quarter: December 29, 2008 to March 29, 2009.

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impariment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars in thousands)

	First Quarter (A)
	2010		2009

Numerator for diluted earnings (loss) per share:
Dividends on class A and B common stock	$ -	*	$ 1,006	*
Dividends on class C common stock	464		464
Dividends on non-vested restricted stock	-		6
Total undistributed earnings (loss) from continuing operations
Class A and B	4,841	*	(1,215)	*
Class C	313		-
Non-vested restricted stock	90		-
Loss from discontinued operations
Class A and B	(373)		(140)
Class C	(24)		-
Non-vested restricted stock	(8)		-
Net earnings	$ 5,303		$ 121

Denominator for diluted earnings (loss) per class A and B share:
Weighted average shares outstanding - Class A and B	50,533		50,272
Impact of non-vested restricted shares	-		-
Conversion of class C shares	-		-
Adjusted weighted average shares outstanding for class A and B	50,533	*	50,272	*

Diluted earnings (loss) per share of class A and B:
Continuing operations	$ 0.10	*	$ (0.01)	*
Discontinued operations	(0.01)		-
Net earnings (loss)	$ 0.09		$ (0.01)

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A) 2010 first quarter: December 28, 2009 to March 28, 2010.
2009 first quarter: December 29, 2008 to March 29, 2009.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	March 28, 2010 (unaudited)	December 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 2,550	$ 3,369
Receivables, net	54,715	62,543
Inventories, net	2,541	3,070
Prepaid expenses	6,445	3,497
Syndicated programs	5,991	7,983
Deferred income taxes	4,469	4,899
Assets of discontinued operations	109	2,393
Total current assets	76,820	87,754
Property and equipment, net	197,042	201,541
Syndicated programs	2,706	3,285
Goodwill	9,098	9,098
Broadcast licenses	81,762	81,762
Other intangible assets, net	24,484	24,976
Deferred income taxes	60,803	63,368
Other assets	1,861	1,403
Total assets	$ 454,576	$ 473,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 22,640	$ 23,963
Accrued compensation	10,050	13,564
Accrued employee benefits	5,993	5,642
Deferred revenue	15,405	15,353
Syndicated programs	7,460	9,944
Other current liabilities	8,914	7,437
Current liabilities of discontinued operations	267	1,296
Current portion of long-term liabilities	630	440
Total current liabilities	71,359	77,639
Accrued employee benefits	62,473	63,268
Syndicated programs	5,321	6,250
Long-term notes payable to banks	134,660	151,375
Other long-term liabilities	4,092	3,580
Shareholders' equity	176,671	171,075
Total liabilities and shareholders' equity	$ 454,576	$ 473,187

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884